EXHIBIT 23.3

            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM


We consent to the incorporation by reference in the Registration Statements on Form S-3 (No. 333-03224, No. 333-45415, No. 333-06785 and No. 333-42226) and
Form S-8 (No. 33-49017, No. 33-98210 and 333-49017) of AXA Financial, Inc. of
our report dated February 24, 2006, with respect to the statement of financial condition of AllianceBernstein Holding L.P. as of December 31, 2005, and the related statements of income, changes in partners' capital and comprehensive income and cash flows for each of the years in the two-year period ended December 31, 2005, which report is incorporated by reference in this Annual Report (Form 10-K) for the year ended December 31, 2006.




/s/ KPMG LLP
New York, New York

March 15, 2007